UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2025

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (412) 553-5700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed by EQT Corporation (“EQT”), on February 24, 2025, EQM Midstream Partners, LP (“EQM”), an indirect wholly owned subsidiary of EQT, commenced solicitations of consents (the “Consent Solicitations”) from certain holders of outstanding notes issued by EQM (the “Existing EQM Notes”) to adopt certain proposed amendments (the “Proposed Amendments”) to each of the indentures governing the Existing EQM Notes (collectively, the “Existing EQM Indentures”) that, if adopted, would eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions currently contained in the Existing EQM Indentures. The Consent Solicitations are being made by EQM in connection with (i) EQM’s offer to purchase for cash any and all of EQM’s outstanding 6.500% Senior Notes due 2027 (the “Tender Offer”) and (ii) EQT’s private offers to eligible holders to exchange any and all Existing EQM Notes for new notes to be issued by EQT and cash (the “Exchange Offers”). Each holder who validly tenders (or tendered) Existing EQM Notes pursuant to the Tender Offer or the Exchange Offers is (or was) deemed to have validly delivered its related consent to the Proposed Amendments.

Also as previously disclosed, as of 5:00 p.m., New York City time, on March 7, 2025, EQM received the requisite number of consents to adopt the Proposed Amendments with respect to all Existing EQM Notes except EQM’s 5.500% Senior Notes due 2028, and as of such date and time, revocation rights for consents delivered in the Consent Solicitations expired and delivered consents ceased to be revocable, except in certain limited circumstances where additional revocation rights are required by law.

On March 12, 2025, EQM and the trustees of the Existing EQM Notes entered into supplemental indentures containing the Proposed Amendments (the “Supplemental Indentures”) to the Existing EQM Indentures except the Existing EQM Indenture governing EQM’s 5.500% Senior Notes due 2028 (such affected Existing EQM Indentures, the “Affected EQM Indentures”). As a result of the Supplemental Indentures, among other things, the following provisions have been removed from the Affected EQM Indentures: (i) the reporting covenant, (ii) the limitation on liens covenant, (iii) the limitation on sale-leaseback transactions covenant, (iv) if applicable, the provision requiring an offer to repurchase notes upon a change of control, and (v) certain provisions imposing limitations on mergers and consolidations. In addition, as a result of the Supplemental Indentures, a failure to comply with a covenant or agreement, or other provision, in the Affected EQM Indentures that does not relate to the payment of interest, principal or premium, if any, will no longer constitute an event of default thereunder.

The Supplemental Indentures became effective upon execution on March 12, 2025 but will only become operative upon the purchase or exchange, as applicable, of all Existing EQM Notes validly tendered pursuant to the Tender Offer or the Exchange Offers, which will expire at 5:00 p.m., New York City time, on March 24, 2025, unless extended or earlier terminated by EQM or EQT, respectively. If the Supplemental Indentures become operative, the Proposed Amendments will be binding on all holders of Existing EQM Notes, except EQM’s 5.500% Senior Notes due 2028, who did not validly tender their Existing EQM Notes in the Tender Offer or the Exchange Offers, as applicable.

The foregoing description of the Supplemental Indentures does not purport to be complete, is subject to and is qualified in its entirety by reference to the copies of the Supplemental Indentures attached hereto as Exhibits 4.1, 4.2, 4.3, 4.4 and 4.5 and incorporated herein by reference.

The Tender Offer and related Consent Solicitation are being made solely pursuant to, and upon the terms and subject to the conditions set forth in, EQT’s and EQM’s Offer to Purchase and Consent Solicitation Statement, dated February 24, 2025, and the Exchange Offers and related Consent Solicitations are being made solely pursuant to, and upon the terms and subject to the conditions set forth in, EQT’s and EQM’s Offering Memorandum and Consent Solicitation Statement, dated February 24, 2025. The Exchange Offers are private offerings exempt from, or not subject to, registration under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Seventh Supplemental Indenture, dated as of March 12, 2025, between EQM Midstream Partners, LP and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to EQM Midstream Partners, LP’s 6.500% Senior Notes due 2048.

4.2	First Supplemental Indenture, dated as of March 12, 2025, between EQM Midstream Partners, LP and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to EQM Midstream Partners, LP’s 6.500% Senior Notes due 2027.

4.3	First Supplemental Indenture, dated as of March 12, 2025, between EQM Midstream Partners, LP and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to EQM Midstream Partners, LP’s 4.50% Senior Notes due 2029 and 4.75% Senior Notes due 2031.

4.4	First Supplemental Indenture, dated as of March 12, 2025, between EQM Midstream Partners, LP and U.S. Bank Trust Company, National Association, as trustee, relating to EQM Midstream Partners, LP’s 7.500% Senior Notes due 2027 and 7.500% Senior Notes due 2030.

4.5	First Supplemental Indenture, dated as of March 12, 2025, between EQM Midstream Partners, LP and U.S. Bank Trust Company, National Association, as trustee, relating to EQM Midstream Partners, LP’s 6.375% Senior Notes due 2029.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: March 18, 2025	By:	/s/ Jeremy T. Knop
	Name:	Jeremy T. Knop
	Title:	Chief Financial Officer